EXHIBIT 2.4.1

EXECUTION COPY

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

     AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2005 (this “Amendment”), by and among Monsanto Company, a Delaware corporation (“Parent”), EG Acquisition Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Emergent Genetics, Inc., a Delaware corporation (the “Company”), and International Seed Holdings, L.P., a Cayman exempt limited partnership (“ISH”).

WITNESSETH:

     WHEREAS, Parent, Merger Sub, the Company and ISH are parties to that certain Agreement and Plan of Merger, dated as of February 15, 2005, pursuant to which, subject to certain terms and conditions, Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger Agreement”); and

     WHEREAS, as a result of recent discussions, the parties desire to, subject to the terms and conditions contained herein, amend the Merger Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     2. Amendment to Merger Agreement.

          (a) The Merger Agreement is hereby amended to:

               (i) replace the definition of “Current Liabilities” with a new definition which shall read as follows:

“Current Liabilities” means the consolidated current liabilities of the Company and its Subsidiaries (excluding indebtedness for borrowed money, plus accrued interest thereon, the current portion of capitalized lease obligations and indebtedness for borrowed money, plus accrued interest thereon, payable to Affiliates of the Company and its Subsidiaries) plus non-current deferred income Taxes plus $180,000 (less any amounts otherwise included in the calculation of Current Liabilities with respect to (i) non-payroll overhead expenses relating to the Company’s corporate headquarters located at 1941 Pearl Street, Suite 200, Boulder, Colorado 80302 or (ii) automobile lease and insurance payments for cars leased to Sam Dryden and Mark Wong).” For this purpose, “non-payroll overhead expenses” shall not include any compensation payable by the Company to Emergent Genetics Investors, LLC.

               (ii) replace Section 3.1(c) with a new Section 3.1(c) which shall read as follows:

The consideration for each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b) and the Appraisal Shares) shall be an amount in cash equal to (i) $242,000,000 less the aggregate amount of Company Debt as set forth in the Payoff Certificates divided by (ii) 994,066 less the number of any shares redeemed in accordance with Section 8.14 to acquire the preferred shares of EGI Limited and to acquire the contracts on Schedule 8.14(b) (the “Merger Consideration”). Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b) and the Appraisal Shares) shall be converted into the right to receive the Merger Consideration in cash, without interest. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (collectively, the “Stockholders”) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.”;

               (iii) replace Schedule 5.5(a) with a new Schedule 5.5(a) attached hereto;

               (iv) replace Section 7.4 with a new Section 7.4 which shall read as follows:

“Assuming the truth and accuracy when made of the representations and warranties of Parent in Section 4.1(c) and Section 4.2(b) of that certain Stock Purchase Agreement dated as of August 5, 1999, as amended, by and among Parent, Calgene LLC and Stoneville Holding Corp., ISH is the legal and beneficial owner of 993,066 shares of Company Common Stock, which number of shares may be reduced prior to Closing in accordance with Section 8.14.”;

               (v) replace Section 8.13 with a new Section 8.13 which shall read as follows:

“Unless the India Closing occurs prior to or simultaneously with the Closing, concurrently with the Closing, Parent shall enter into a transition services agreement (the “India Transition Services Agreement”), with Emergent Genetics India Limited (“EGI Limited”) pursuant to which, Parent shall, or shall cause the Company and/or its Subsidiaries to, provide, at cost, all functions and services that are provided to EGI Limited and its subsidiaries as of the date hereof until the earlier of (i) a period of one (1) year from the Closing Date or (ii) the India Closing. Concurrently with the Closing, Parent shall also enter into a transition services agreement (the “Danish Transition Services Agreement”), with Emergent Genetics Vegetable A/S (“EG Denmark”) pursuant to which, Parent shall, or shall cause the Company and/or its Subsidiaries to, provide, at cost, all functions and services that are being provided to EG Denmark and its subsidiaries by the Company and/or its Subsidiaries as of the date hereof, as described in Schedule 8.13, for a period of six (6) months from the Closing Date.”;

               (vi) add a new Schedule 8.13 attached hereto;

               (vii) replace Section 8.14 with a new Section 8.14 which shall read as follows:

“(a) Immediately prior to the Merger or, should the India Closing occur prior to the Closing, immediately prior to the India Closing, the Company shall sell all the shares of preferred stock of EGI Limited held by the Company to ISH in exchange for the surrender by ISH, and redemption by the Company, of that number of shares of Company Common Stock held by ISH equal to the fair market value of such shares of preferred stock of EGI Limited.

(b) Immediately prior to the Merger, the Company shall sell each of the Contracts set forth on Schedule 8.14(b) to ISH for cash or in exchange for the surrender by ISH, and redemption by the Company, of that number of shares of Company Common Stock held by ISH, in each case equal to the fair market value of such Contracts.

(c) Immediately prior to the Merger, the Company shall cause each of the Contracts set forth on Schedule 8.14(c) to be terminated and of no further force and effect, except to the extent any indemnity provisions thereof expressly survive termination thereof.

(d) In the case of each of subsections (a) and (b) of this Section 8.14, the parties shall, for United States federal income tax purposes, treat any redemptions referenced therein as sales of Company Common Stock in exchange for the preferred stock of EGI Limited and the Contracts, as the case may be.”; and

               (viii) replace Section 9.2(e) with a new Section 9.2(e) which shall read as follows:

“Parent shall have delivered an executed counterpart by Parent to the Denmark Transition Services Agreement and, if the India Closing has not occurred or is not occurring simultaneously with the Closing, to the India Transition Services Agreement; and”.

          (b) Except as amended hereby, the Merger Agreement shall remain in full force and effect in accordance with its terms.

     3. Miscellaneous. The provisions of Section 10.6 through 10.12 of the Agreement shall be deemed to be incorporated into this Amendment, provided that any reference in such Sections to the “this Agreement” shall be deemed to refer to this Amendment and to the Merger Agreement as amended hereby.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

MONSANTO COMPANY

By:	/s/ Terrell K. Crews

Name:	Terrell K. Crews
Title:	Executive Vice President

MERGER SUB:

EG ACQUISITION CO.

By:	/s/ Terrell K. Crews

Name:	Terrell K. Crews
Title:	President

COMPANY:

EMERGENT GENETICS, INC.

By:	/s/ Mark W. Wong

Name:	Mark W. Wong
Title:	Pres. And CEO

ISH:

INTERNATIONAL SEED HOLDINGS, L.P.

By: Seed Cayman L.L.C., its general partner

By:	/s/ Jason Downie

Name:	Jason Downie
Title:	Vice President